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                                                                     EXHIBIT 8.1


                 [Clifford Chance Rogers & Wells LLP Letterhead]


June 10, 2002



Chateau Communities, Inc.
6160 South Syracuse Way
Greenwood Village, Colorado 80111

Re:     Chateau Communities, Inc. - REIT Qualification

Gentlemen:

You have requested our opinion regarding the qualification of Chateau Communities, Inc., a Maryland corporation (the "Company") as a real estate investment trust ("REIT") within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), in connection with the offer and sale from time to time of up to 5,326,728 shares of common stock of the Company (the "Shares"), pursuant to the Registration Statement on Form S-3 filed with the Securities and Exchange Commission on April 12, 2002 (the "Registration Statement"), by the stockholders identified in such Registration Statement as the "Selling Stockholders," to whom the Company may issue the Shares in exchange for their 5,326,728 units of limited partner interest in CP Limited Partnership, a Maryland limited partnership (the "Operating Partnership"). The Company and ROC Communities, Inc. ("ROC"), a Maryland corporation of which the Company owns approximately 99.99% of the stock, are general partners of the Operating Partnership.

In rendering the opinions expressed herein, we have examined and relied, with your consent, upon the following:

        (i) The Registration Statement;

        (ii) The Amended and Restated Agreement of Limited Partnership of the Operating Partnership;

        (iii) the Agreement of Limited Partnership of CCF, L.P. (the "Financing Partnership");

        (iv) Private Letter Ruling 9627017 (April 1, 1996), issued by the Internal Revenue Service ("IRS") to the Company and the Operating Partnership; and

        (v) Such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

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In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct,
(v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms and (vi) the Company, ROC, the Operating Partnership and the Financing Partnership at all times have been and will continue to be organized and operated in accordance with the terms of such documents. We have further assumed, with your consent, the accuracy of the statements and descriptions of the Company's, ROC's, the Operating Partnership's and the Financing Partnership's intended activities as described in the Registration Statement and that the Company, ROC, the Operating Partnership and the Financing Partnership have operated and will continue to operate in accordance with the method of operation described in the Registration Statement.

For purposes of rendering the opinion stated below, we have assumed, with your consent, the accuracy of the representations contained in the Certificate of Representations dated May 21, 2002 provided to us by the Company, ROC and the Operating Partnership. These representations generally relate to the classification and operation of the Company and ROC as REITs and to the organization and operation of the Company, ROC and the Operating Partnership.

Based upon and subject to the foregoing, we are of the opinion that, commencing with its taxable year ended December 31, 1993, the Company was organized in conformity with the requirements for qualification as a REIT within the meaning of the Code and its method of operation, as described in the Registration Statement and as set forth in the Certificate of Representations, has enabled it to meet the requirements for qualification as a REIT under the Code, and its proposed method of operation, as described in the Registration Statement and as set forth in the Certificate of Representations, will enable it to continue to meet the requirements for qualification as a REIT under the Code.

The opinion stated above represents our conclusion as to the application of federal income tax laws existing as of the date of this letter and we can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinion. An opinion of counsel merely represents counsel's judgement with respect to the probable outcome on the merits and is not binding on the IRS or the courts. There can be no assurance that positions contrary to our opinion will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinion.

The opinion set forth above represents our conclusion based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Moreover, the Company's qualification and taxation as a REIT depends upon the ability of the Company to meet, through actual annual operating results, requirements under the Code regarding gross income, assets, distributions and diversity of stock ownership. Because the satisfaction of these requirements by the Company will depend on future events, no assurance can be given that the actual results of the Company's operations for any single taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities


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as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter and the Certificate of Representations.

The opinion set forth in this letter: (i) is limited to those matters expressly covered; no opinion is to be implied in respect of any other matter; (ii) is as of the date hereof; and (iii) is rendered by us for use in connection with the registration of the Shares pursuant to the Registration Statement.

Very truly yours,

/s/ Clifford Chance Rogers & Wells LLP